Exhibit 99.1

SENMIAO TECHNOLOGY ANNOUNCES $7 MILLION
REGISTERED DIRECT OFFERING

CHENGDU, China, February 8, 2021 -- Senmiao Technology Limited (Nasdaq: AIHS) (“Senmiao”) a provider of automobile transaction and related services targeting the online ride-hailing industry in China as well as an operator of its own online ride-hailing platform, today announced that it entered into securities purchase agreements with certain institutional investors in connection with a registered direct offering of an aggregate of 5,072,465 shares of common stock at a price of $1.38 per share for aggregate gross proceeds of $7 million, before deducting the placement agent’s fees and other estimated offering expenses. The offering is expected to close on or about February 10, 2021, subject to the satisfaction of customary closing conditions.

FT Global Capital, Inc. is acting as the exclusive placement agent in connection with the offering.

Senmiao currently intends to use the net proceeds of the offering for general corporate purposes.

The shares are being offered pursuant to an effective “shelf” registration statement on Form S-3, as amended (File No. 333-230397), that was previously filed with the Securities and Exchange Commission (“SEC”), subsequently amended and declared effective on April 15, 2019. A prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. The offering is being made only by means of a prospectus and such prospectus supplement.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Senmiao Technology Limited

Headquartered in Chengdu, Sichuan Province, Senmiao provides automobile transaction and related services including sales of automobiles, facilitation and services for automobile purchase and financing, management, operating lease, guarantee and other automobile transaction services. Senmiao also operates its own ride-hailing platform aimed principally at the growing online ride-hailing market in Senmiao’s areas of operation in China. For more information about Senmiao, please visit: http://www.senmiaotech.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements also are subject to risks, uncertainties and assumptions, including those detailed from time to time in the Senmiao’s filings with the SEC, and represent Senmiao’s views only as of the date they are made and should not be relied upon as representing Senmiao’s views as of any subsequent date. Senmiao undertakes no obligation to publicly revise any forward-looking statements to reflect changes in events or circumstances.

For more information, please contact:

At the Company:

Yiye Zhou

Email: edom333@ihongsen.com

Phone: +86 28 6155 4399

Investor Relations:

The Equity Group Inc. In China

Adam Prior, Senior Vice President Lucy Ma, Associate

(212) 836-9606 +86 10 5661 7012

aprior@equityny.com lma@equityny.com

© 2021 Senmiao Technology Ltd. All rights reserved.